For Immediate Release:                            Contact: Michael J. White
12.9.94                                                     General Counsel
                                                               818-778-3202

               LIVE ENTERTAINMENT INC. ANNOUNCES RECEIPT OF
                     CONSENTS FOR REVERSE STOCK SPLIT

     LOS ANGELES, CALIF., December 9, 1994 -- LIVE Entertainment Inc. (OTC: LVEB) announced today that by 5:00 p.m. on December 8, 1994, the holders of approximately 64% of LIVE's Common Stock and Series C Preferred Stock, voting together as a group, had consented to amendments to LIVE's Restated Certificate of Incorporation to effectuate a one-for-five reverse stock split of LIVE's Common Stock. The reverse stock split became effective upon today's filing of a Certificate of Amendment with the Delaware Secretary of State.

     LIVE also confirmed that it has applied for listing of its post-split Common Stock on the NASDAQ Small Cap Market. There is no assurance that LIVE's application for NASDAQ listing will be accepted.

     The post-split Common Stock will begin trading on the OTC
Bulletin Board and NQB Pink Sheets effective upon the opening of the markets on December 12, 1994.

     Holders of LIVE Common Stock as of December 9, 1994 will receive cash in lieu of any fractional shares that arise as a result of the reverse split. American Stock Transfer & Trust Company will act as exchange agent to exchange stock certificates and pay cash for fractional shares, and will send letters of transmittal to holders of LIVE's Common Stock as of December 9. No cash payment or delivery of certificates representing post-split Common Stock will be made to a stockholder until the stockholder has surrendered his outstanding certificates and returned the letter of transmittal to American Stock Transfer.

     Holders of pre-split Common Stock are requested not to surrender their certificates unless and until they receive a letter of transmittal.

     LIVE Entertainment Inc., headquartered in Los Angeles, California, is a diversified entertainment company and software supplier, specializing in the marketing and distribution of filmed entertainment with its primary focus on motion pictures. The Company distributes to the theatrical, non-theatrical, home video, interactive and television markets both domestically and internationally through its subsidiaries, including LIVE Home Video, LIVE Film and Mediaworks, LIVE Interactive and LIVE International.